Exhibit 99.1
BRINKER INTERNATIONAL APPOINTS TECHNOLOGY EXPERT FRANK LIBERIO TO BOARD OF DIRECTORS

DALLAS, July 8, 2024 – Brinker International, Inc. (NYSE: EAT), one of the world's leading casual dining restaurant companies and home of Chili's® Grill & Bar and Maggiano's Little Italy®, today announced the appointment of Frank Liberio to its Board of Directors.

Liberio is an experienced technology leader in the restaurant industry and most recently served as executive vice president and global chief information officer for Restaurant Brands International. Prior to RBI, he worked at the McDonald’s Corporation for more than 16 years, serving in various leadership roles before becoming senior vice president and global chief information officer, where he led the development and deployment of their digital transformation.

“We couldn’t be more pleased to welcome Frank to the Brinker Board of Directors and know his wisdom and leadership maturity will bring valuable insights as we support Brinker’s growth strategies with a focus on the Guest experience,” said Joe DePinto, Brinker’s Chairman of the Board. “He is both deeply knowledgeable and relatable, and the years of wisdom gained from his exemplary career will be a true asset to the board.”

About Brinker International
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies and home of Chili’s® Grill & Bar, Maggiano’s Little Italy,® and the It’s Just Wings® virtual brand. Founded in 1975 in Dallas, Texas, we’ve ventured far from home, but stayed true to our roots. Brinker owns, operates or franchises more than 1,600 restaurants in the United States and 27 other countries and two U.S. territories. Our passion is making everyone feel special, and we hope you feel that passion each time you visit one of our restaurants or invite us into your home through takeout or delivery. Learn more about Brinker and its brands at brinker.com.